Exhibit 99.1

flexion

Transformative Medicine...

Where It Matters

Flexion Therapeutics Reports First-Quarter 2021 Financial Results and Recent Business Updates

•	Flexion reported ZILRETTA® (triamcinolone acetonide extended-release injectable suspension) net sales of $24.6 million
•	David Arkowitz, CFO, stepping down effective May 31,2021, and will be succeeded by Fred Driscoll
•	New data presented at ASGCT indicate the low dose of FX201 provided durable pain improvement for two patients with knee OA out to Week 52
•	Conference call scheduled for today at 4:30 p.m. ET

BURLINGTON, Mass., May 12, 2021 – Flexion Therapeutics, Inc. (Nasdaq:FLXN) today reported financial results and recent business highlights for the quarter ended March 31, 2021.

“The first quarter of 2021 was marked by solid ZILRETTA sales and important progress with both FX201 and FX301, our exciting investigational drug candidates,” said Michael Clayman, M.D., President and Chief Executive Officer. “While COVID-19 continues to weigh on the nation, broad availability of vaccines and dropping infection rates, combined with our laser-like focus on commercial execution, reinforce our confidence in our ability to deliver full-year net sales in the range of $120 million to $130 million.”

Dr. Clayman added, “Today we announced that David Arkowitz, CFO, will be leaving the company at the end of the month to pursue other opportunities. While David’s leadership will be missed, I am particularly pleased to report that Fred Driscoll will be returning as CFO. Fred is uniquely qualified for this important role having served as Flexion’s CFO from IPO through the approval and launch of ZILRETTA. It is a pleasure to welcome him back to Flexion.”

First-Quarter Results & Financial Highlights

The Company reported a net loss of $28.6 million for the first quarter of 2021, compared to a net loss of $36.8 million for the same period of 2020. Net sales of ZILRETTA were $24.6 million and $20.1 million for the three months ended March 31, 2021 and 2020, respectively. Cost of sales was $6.1 million and $2.3 million for the three months ended March 31, 2021 and 2020, respectively.

Research and development expenses were $14.0 million and $21.1 million for the three months ended March 31, 2021 and 2020, respectively. The decrease in research and development expenses of $7.1 million was primarily due to a decrease of $3.6 million in development expenses for ZILRETTA due to a reduction in ZILRETTA lifecycle management activities, a decrease of $2.2 million related to FX201 program costs, which is largely due to the $2.5 million milestone payment related to dosing the first human patient in the Phase 1 clinical trial, which occurred in the first quarter of 2020, as well as a decrease of $3.4 million in salary and other employee-related costs and stock-based compensation expense related to lower headcount. Decreases were partially offset by an increase of $2.4 million in expenses related to FX301, due to the achievement of certain development milestones, including the clearing of the IND by the U.S. Food and Drug Administration (FDA) and the initiation of the Phase 1b clinical trial, both of which occurred in the first quarter of 2021.

Selling, general and administrative expenses were $27.6 million and $29.3 million for the three months ended March 31, 2021 and 2020, respectively. Selling expenses were $19.1 million and $20.5 million for the three months ended March 31, 2021 and 2020, respectively. The year-over-year decrease in selling expenses of $1.4 million was primarily due to the fact that the majority of industry conferences and physician speaker programs remained virtual due to COVID-19, and, although more physician offices are opening, business travel remains low compared to pre-pandemic levels. General and administrative expenses were $8.5 million and $8.8 million for the three months ended March 31, 2021 and 2020, respectively, which represents a decrease of $0.3 million.

Interest income was $0.3 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively. Interest expense was $5.2 million and $4.7 million for the three months ended March 31, 2021 and 2020, respectively.

The Company anticipates 2021 full-year ZILRETTA net sales in the range of $120 million to $130 million. In addition, total operating expenses, including cost of sales, research and development expenses, and selling, general and administrative expenses, are anticipated in the range of $195 million to $205 million. As of March 31, 2021, the Company had $154.3 million in cash, cash equivalents and marketable securities compared with $175.3 million as of December 31, 2020.

ZILRETTA Commercial Metrics

Today, Flexion introduced updated commercial metrics to provide increased visibility and insights into the commercial performance of ZILRETTA. In the first quarter of 2021:

•	2,044 accounts purchased ZILRETTA
•	90% of accounts that purchased ZILRETTA had purchased ZILRETTA in a prior quarter
•	Total account purchases grew by 6% over the fourth quarter of 2020
•	Approximately 38% of ZILRETTA purchases came from accounts purchasing more than 100 units

FX201 ASGCT Data and Clinical Trial Update

On May 11, Flexion presented preliminary FX201 data at the 2021 American Society of Gene & Cell Therapy (ASGCT) annual meeting (Abstract/Presentation #594). Key findings from the Phase 1 dose-escalation study evaluating the safety and tolerability of FX201 in patients with knee osteoarthritis (OA) pain include:

•	FX201 was generally well-tolerated in the initial low-dose cohort (1.4E10 genome copies of FX201), and all five patients remain in the study at 38 to 56 weeks post-treatment.
o	Two patients had self-limited Grade 2 index-knee adverse events (pain, swelling, effusion) possibly related to treatment; these were managed conservatively.
•	No evidence of systemic biodistribution of FX201 in plasma or shedding in urine or in swab samples from the injection site was observed in any patient.
•	Improvement in WOMAC-A pain from baseline was observed in four of the five patients at Week 12 and 24 and in two of the three patients with Week 52 data.
•	In a responder analysis based on IMMPACT criteria, two out of the five patients demonstrated substantial improvement in knee OA pain at Weeks 8, 12 and 24 following treatment with FX201.

o	One of the three patients with data available at Week 52 continued to demonstrate substantial improvement in pain.
•

Functional improvement from baseline assessed by the KOOS questionnaire was observed in four of the five patients at Week 24, and all three patients with Week 52 data reported an improved KOOS score compared to baseline at Week 52.

In May, one participant in the high-dose cohort experienced gastrointestinal bleeding and atrial fibrillation, which required hospitalization. An adverse event resulting in hospitalization is deemed serious; however, the investigator determined it to be unrelated to the study drug. As dictated by the protocol, any serious adverse event (SAE), regardless of relatedness, requires a pause in study enrollment, followed by a review of the event by the independent Data Monitoring Committee (DMC) for the study and FDA. Both the DMC and FDA agreed with the investigator’s assessment and endorsed the re-initiation of the trial, and enrollment has resumed.

Additional data readouts are expected by the end of 2021, including the interrogation of synovial fluid from patients to assess biological activity of FX201 locally in the joint and potential correlation with clinical endpoints over time.

Recent News & Business Updates

•

Today the company announced that David Arkowitz, CFO, will step down on May 31, 2021, and will be succeeded by Fred Driscoll. Mr. Driscoll brings vast financial management experience in both the biotechnology and medical device industries. He previously served as Flexion’s CFO from 2013 to 2017.

•

In March 2021, the Company announced the treatment of the first patient in a Phase 1b proof-of-concept trial evaluating the safety and tolerability of FX301 administered as a single-dose, popliteal fossa block (a commonly used nerve block in foot and ankle-related surgeries) in patients undergoing bunionectomy. Results from that trial could potentially be available in late 2021.

Conference Call

Flexion’s management will host a conference call today at 4:30 p.m. ET. A live webcast of the conference call can be accessed through the “Investors” tab on the Flexion Therapeutics website, and a replay will be available online after the call. For those planning to ask a question, the dial-in number for the conference call is 855-770-0022 for domestic participants and 908-982-4677 for international participants, with Conference ID # 9786283. Please dial in at least 15 minutes in advance to ensure a timely connection to the call.

Indication and Select Important Safety Information for ZILRETTA

Indication: ZILRETTA is indicated as an intra-articular injection for the management of osteoarthritis pain of the knee.

Limitation of Use: The efficacy and safety of repeat administration of ZILRETTA have not been demonstrated.

Contraindication: ZILRETTA is contraindicated in patients who are hypersensitive to triamcinolone acetonide, corticosteroids or any components of the product.

Warnings and Precautions:

•

Intra-articular Use Only: ZILRETTA has not been evaluated and should not be administered by epidural, intrathecal, intravenous, intraocular, intramuscular, intradermal, or subcutaneous routes. ZILRETTA should not be considered safe for epidural or intrathecal administration.

•

Serious Neurologic Adverse Reactions with Epidural and Intrathecal Administration: Serious neurologic events have been reported following epidural or intrathecal corticosteroid administration. Corticosteroids are not approved for this use.

•	Hypersensitivity reactions: Serious reactions have been reported with triamcinolone acetonide injection. Institute appropriate care if an anaphylactic reaction occurs.
•

Joint infection and damage: A marked increase in joint pain, joint swelling, restricted motion, fever and malaise may suggest septic arthritis. If this occurs, conduct appropriate evaluation and, if confirmed, institute appropriate antimicrobial treatment.

Adverse Reactions: The most commonly reported adverse reactions (incidence ≥1%) in clinical studies included sinusitis, cough, and contusions.

Please see ZilrettaLabel.com for full Prescribing Information.

About ZILRETTA

On October 6, 2017, ZILRETTA was approved by the U.S. FDA as the first and only extended-release intra-articular therapy for patients confronting osteoarthritis-related knee pain. ZILRETTA employs proprietary microsphere technology combining triamcinolone acetonide—a commonly administered, short-acting corticosteroid—with a poly lactic-co-glycolic acid (PLGA) matrix to provide extended pain relief. The pivotal Phase 3 trial on which the approval of ZILRETTA was based showed that ZILRETTA significantly reduced OA knee pain for 12 weeks, with some people experiencing pain relief through Week 16. Learn more at www.zilretta.com.

About Osteoarthritis (OA) of the Knee

OA, also known as degenerative joint disease, is the most common form of arthritis, affecting more than 32.5 million adults living in the United States. In 2017, approximately 15 million Americans were diagnosed with OA of the knee, and the average age of physician-diagnosed knee OA has fallen by 16 years, from 72 in the 1990s to 56 in the 2010s. The prevalence of OA is expected to continue to increase as a result of aging, obesity, and sports injuries. Each year, approximately five million OA patients receive either a corticosteroid (immediate-release or extended-release) or hyaluronic acid intra-articular injection to manage their knee pain.

About FX201

FX201 is an investigational gene therapy that utilizes a helper-dependent adenovirus (HDAd) vector devoid of all viral genes that carries a coding sequence for an anti-inflammatory protein called interleukin-1 receptor antagonist (IL-1Ra) under the control of an inflammation-responsive promoter. FX201 is injected directly into the joint space (also termed the intra-articular space) and is intended to deliver as-needed anti-inflammatory activity to joint tissues, with the goal of providing at least 6 to 12 months of meaningful pain relief and functional improvement following a single injection with the possibility of slowing disease progression.

About FX301

FX301 is an investigational locally administered NaV1.7 inhibitor known as funapide, formulated for extended release in a thermosensitive hydrogel. The initial development of FX301 is intended to support administration as a peripheral analgesic nerve block for control of post-operative pain. Flexion believes FX301 has the potential to provide effective pain relief for at least three to five days while preserving motor function.

About Flexion Therapeutics

Flexion Therapeutics (Nasdaq:FLXN) is a biopharmaceutical company focused on the development and commercialization of novel, local therapies for the treatment of patients with musculoskeletal conditions, beginning with osteoarthritis, the most common form of arthritis. The company’s core values are focus, ingenuity, tenacity, transparency and fun. Please visit flexiontherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the current expectations and beliefs of Flexion. Statements in this press release regarding matters that are not historical facts, including, but not limited to, statements relating to the future of Flexion; potential sales growth of ZILRETTA; expectations regarding full-year 2021 net sales and operating expenses; expected timing of clinical trials; expected increases in the rate of individuals with OA of the knee; the potential therapeutic and other benefits of ZILRETTA and Flexion’s product candidates; and expected changes in Flexion’s management, are forward-looking statements. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, risk that Flexion may not achieve net sales and operating expense expectations for 2021; the potential future impacts of the COVID-19 pandemic and actions taken in response to the pandemic; the risk that we may not achieve anticipated growth or advancements in our development programs; the risk that we may not be able to successfully maintain an effective sales force to commercialize ZILRETTA; competition from alternative therapies; risks associated with clinical trials, including potential delays in enrollment or negative results; the risk that we may not be able to maintain and enforce our intellectual property, including intellectual property related to ZILRETTA; the risk that ZILRETTA may not be successfully commercialized or adopted; risks regarding our ability to obtain adequate reimbursement from payers for ZILRETTA; risks related to the manufacture and distribution of ZILRETTA, including our reliance on sole sources of supply and distribution; risks related to key employees, markets, economic conditions, health care reform, prices, and reimbursement rates; and other risks and uncertainties described in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 10, 2021, and subsequent filings with the SEC. The forward-looking statements in this press release speak only as of the date of this press release, and we undertake no obligation to update or revise any of the statements. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited in thousands, except for per share information)

	Three Months Ended March 31,
	2021	2020
Revenue	$24,589	$ 20,127

Operating expenses:
Cost of sales	6,085	2,276
Research and development	14,047	21,134
Selling, general and administrative	27,598	29,299
Total operating expenses	47,730	52,709
Loss from operations	(23,141)	(32,582)
Interest income (expense), net	(4,889)	(4,294)
Other (expense) income	(526)	74
Net loss	$(28,556)	$(36,802)

Basic and diluted net loss per share	$ (0.57)	$ (0.95)
Basic and diluted weighted average number of common shares outstanding	49,841	38,553

FLEXION THERAPEUTICS CONDENSED CONSOLIDATED BALANCE SHEET DATA (Unaudited in thousands)
	March 31,	December 31,
	2021	2020

Cash and cash equivalents	$ 98,707	$107,704
Marketable securities	55,573	67,576
Total current assets	204,622	225,811
Working capital	146,640	170,543
Total assets	230,379	251,926
Total notes payable	58,091	60,920
Total convertible notes	165,271	162,786
Total stockholders' deficit	(38,867)	(16,660)

# # #

Contact:

Scott Young

Vice President, Corporate Communications & Investor Relations

T: 781-305-7194

syoung@flexiontherapeutics.com

Julie Downs

Associate Director, Corporate Communications & Investor Relations

T: 781-305-7137

jdowns@flexiontherapeutics.com